UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   LIKINS, DR. PETER W
   LEHIGH UNIVERSITY
   27 MEMORIAL DRIVE, WEST
   28 UNIVERSITY DRIVE
   BETHLEHEM, PA  18015
   USA
2. Issuer Name and Ticker or Trading Symbol
   PARKER HANNIFIN CORPORATION
   PH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   May 31, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |5/14/9|S   | |94                |D  |$50.625    |3,224              |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |150                |I     |Joint w/wife               |
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Common Stock               |10/23/|A(1)|V|1,874             |A  |$38.44     |3,224              |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option to Buy         |$37.00  |8/15/|A   |V|1,000      |A  |8/15/|8/14/|Common stock|1,000  |(2)    |1,000       |D  |            |
                      |        |96   |    | |           |   |97   |06   |            |       |       |            |   |            |
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Phantom Stock Units   |1-for-1 |8/15/|A(3)|V|1743.97    |A  |     |     |Common stock|1743.97|       |1767.45     |I  |(4)         |
                      |        |96   |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1-for-1 |(5)  |A(5)|V|23.48      |A  |     |     |Common stock|23.48  |       |1767.45     |I  |(4)         |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Conversion of director's fees for three-year term of office into restricted stock pursuant to the Non-Employee
Directors Stock Plan in a transaction exempt under Rule
16b-3.
(2) Granted under the Non-Employee Directors Stock Option Plan in a transaction exempt under Rule 16b-3.
(3) Awarded upon termination of Director's Retirement Plan into Phantom Stock Account in Directors' Deferred
Compensation Plan in a transaction exempt under Rule
16b-3.
(4)  Directors' Deferred Compensation
Plan.
(5) Reinvestment of quarterly divided equivalents in Phantom Stock Account in Directors Deferred Compensation
Plan from August, 1996 through March,
1997.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
June 10, 1997